EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statements (File Nos. 333-221301) on Form S-3, and the Registration Statements (Nos. 333-188767, 333-178388 and post-effective amendment No. 1 thereto, 333-204355, 333-225141 and 333-225134) on Form S-8 of WPX Energy, Inc. of our reserve report dated January 17, 2019, of Felix Energy Holdings II, LLC included in or made a part of this Current Report (Form 8-K). We also consent to the references to our firm contained in the Registration Statements, including under the caption “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC.

By :	/s/ Danny D. Simmons, P.E.
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

January 7, 2020